Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-74682 and 333-129675 on Form S-8 of our report on the financial statements and financial statement schedule dated September 11, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for share-based compensation) and of our report on the effectiveness of internal control over financial reporting dated September 11, 2006 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), relating to the consolidated financial statements and financial statement schedule of II-VI Incorporated and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of II-VI Incorporated for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
September 11, 2006